VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

Results reflect Pura Vida acquisition completed in second quarter

Fourth quarter consolidated revenues up 32.8% to $156.9 million; Vera Bradley comparable sales grew 2.4% for the quarter

Fiscal year consolidated revenues up 19.0% to $495.2 million; Vera Bradley comparable sales grew 3.4% for the year

Fourth quarter Vera Bradley, Inc. net income totaled $12.5 million, or $0.37 per diluted share; excluding certain net charges, Vera Bradley, Inc. non-GAAP net income totaled $14.3 million, or $0.42 per diluted share

For the fiscal year, Vera Bradley, Inc. net income totaled $16.0 million, or $0.47 per diluted share; excluding certain net charges, Vera Bradley, Inc. non-GAAP net income totaled $28.2 million, or $0.82 per diluted share

Company ended the fiscal year with strong cash and investment position of $73.8 million and no debt

Management provides guidance for fiscal year ending January 30, 2021

FORT WAYNE, Ind., March 11, 2020 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended February 1, 2020 (“Fiscal 2020”).

Pura Vida Acquisition and Accounting

In the Company’s second fiscal quarter (on July 16, 2019), Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. The third fiscal quarter was the first full quarter reflecting the acquisition. Prior period numbers have not been restated. Any reference to the results of “Vera Bradley” in this release is to results of the stand-alone Vera Bradley business (comprised of the Vera Bradley Direct and Indirect segments) and excludes Pura Vida. Any reference to the results of “Vera Bradley, Inc.” is to the combined results of Vera Bradley and Pura Vida.

Summary of Financial Performance for the Fourth Quarter

Consolidated net revenues totaled $156.9 million for the current year fourth quarter (which included $35.5 million of net revenues from Pura Vida), an increase of 32.8% over the prior year. Excluding Pura Vida, Vera Bradley net revenues totaled $121.4 million, a 2.7% increase over $118.2 million in the prior year fourth quarter. Consolidated net revenues were within the Company’s guidance range of $155 to $162 million. Vera Bradley’s comparable sales increased 2.4% for the quarter, in line with the Company’s flat to low-single digit expectations.

For the current year fourth quarter, Vera Bradley, Inc. consolidated net income totaled $12.5 million, or $0.37 per diluted share. These results included $1.8 million of net after tax charges comprised of incremental stock compensation and Pura Vida transaction bonuses of $1.5 million and $1.1 million of expenses related to the re-platforming of Vera Bradley’s information technology systems, partially offset by a net benefit of $0.8 million related to purchase accounting adjustments for the Pura Vida acquisition (including an adjustment to reduce the earn-out liability, intangible asset amortization, and inventory step-up amortization). On a non-GAAP basis, excluding these net charges, Vera Bradley, Inc. consolidated fourth quarter net income totaled $14.3 million, or $0.42 per diluted share. This performance included $0.08 attributable to Pura Vida.

For the prior year fourth quarter, the Company posted net income of $8.6 million, or $0.25 per diluted share. On a non-GAAP basis, excluding net charges, year-over-year fourth quarter diluted earnings per share increased 68%.

Summary of Financial Performance for the Fiscal Year

Consolidated net revenues totaled $495.2 million for Fiscal 2020 (which included $65.9 million of net revenues from Pura Vida), an increase of 19.0% over last year. Excluding Pura Vida, Vera Bradley net revenues increased 3.2% to $429.3 million compared to $416.1 million in the prior fiscal year ended February 2, 2019 (Fiscal 2019). Vera Bradley’s comparable sales increased 3.4% for the fiscal year.

For Fiscal 2020, Vera Bradley, Inc. consolidated net income totaled $16.0 million, or $0.47 per diluted share. These results included $12.1 million of after tax net charges comprised of $8.2 million related to the purchase accounting adjustments for the Pura Vida acquisition (including inventory step-up amortization, intangible asset amortization, transaction costs, and an adjustment to reduce the earn-out liability), $2.4 million of expenses related to the re-platforming of Vera Bradley’s information technology systems, and $1.5 million of incremental stock compensation and Pura Vida transaction bonuses. On a non-GAAP basis, excluding these net charges, Vera Bradley, Inc. consolidated net income for Fiscal 2020 totaled $28.2 million, or $0.82 per diluted share. This performance included $0.16 attributable to Pura Vida for the partial year.

For Fiscal 2019, the Company posted net income of $20.8 million, or $0.59 per diluted share. On a non-GAAP basis, excluding charges, diluted earnings per share increased 39% for Fiscal 2020.

Comments on the Fourth Quarter and Fiscal Year and Update on Vision 20/20

Rob Wallstrom, Chief Executive Officer of Vera Bradley, noted, “Consolidated revenue and SG&A performance were in line with our guidance for the fourth quarter and the fiscal year although the gross margin rate fell below our expectations. Our promotional cadence was in line with last year, but our customers focused their spend during promotional and clearance periods, which resulted in reduced gross margin across both brands. In addition, shipping costs were higher than expected. As a result, our fourth quarter and annual consolidated non-GAAP diluted EPS fell below our guidance.

“Although fourth quarter earnings were not as strong as we would have liked, we made significant progress during the year on our path to building a strong foundation for future growth and improved shareholder returns.”

Wallstrom continued, “Over two years ago, we embarked on Vision 20/20 - our aggressive three-year plan to restore the Vera Bradley brand and business to a healthy foundation and to return our Company to solid growth.

“In Fiscal 2019, the first stage of Vision 20/20 was to restore brand and Company health. We reduced clearance revenues and restored full-price selling, delivered SG&A and cost of sales reductions, maximized retention of the Company’s customer base, and generated cash from operations. We continued to build on that progress in Fiscal 2020 by again improving the quality of sales in our full-line stores and on verabradley.com through increased comparable full price selling in these two channels of approximately 3%. This is on top of a 20% increase last year.

“As we completed Year Two of our three-year journey in Fiscal 2020, our commitment to growing our customer base, sales, and profitability paid off,” Wallstrom added. “As a reminder, our key areas of focus for Fiscal 2020 were:

•
Growth: Our main objective was to return to positive comparable sales growth this year, and we generated comp growth of 3.4% at Vera Bradley despite the challenging handbag and accessories environment. This improvement was driven by innovative product and supported by data-driven marketing and a constant focus on customer engagement and the consumer experience. The acquisition of Pura Vida was a great strategic fit and an important element of our Fiscal 2020 total revenue growth, which has bolstered our position as a truly unique lifestyle company.

•
Operational Excellence: We successfully mitigated the impact of increased tariffs. In addition, mid-year, we began a two-year process of re-platforming our ERP (enterprise resource planning) and other key information systems to become more streamlined, nimble, and efficient in our technology platform, business processes, and decision making.

•
Ownership: We continually reinforced our unique culture as an ownership-based model. Every Associate has the ability to drive significant value creation through both individual and team efforts. Our 2019 Associate Engagement Survey once again showed best-in-class engagement scores.”

Wallstrom continued, “For Vera Bradley specifically, our annual Fiscal 2020 accomplishments included:

In the Product arena:

•	We continued to build dominance in our key franchise areas of travel, campus, and every day, as well as our Top 10 items.

•	We developed a pipeline for innovative fabrications to drive customer engagement and modernization of the brand.

◦	We launched our first in a series of performance fabrics called Performance Twill, which is lightweight, durable, and water-repellent.

◦	We introduced our environmentally-friendly Re-Active collection, made of fabric from recycled plastic bottles.

◦
We drove silhouette innovation. We also introduced the sling along with our innovative Lay Flat collection, versatile travel pieces that unzip on three sides for easy accessibility. The Accessories Council selected Vera Bradley’s Lay Flat Duffel as a winner for its Design Excellence Awards in the Travel/Luggage Category.

•	We increased production in duty-free countries and further decreased our reliance on China to approximately 25%, down from approximately 54% in Fiscal 2019 and 70% in the year prior.

•
We successfully introduced collaborations with several iconic brands, including Starbucks, Crocs, Disney, and Gillette Venus to create and sell limited-edition product collections. The Vera Bradley + Venus razor collaboration was recognized in People Magazine’s “Best New Beauty Products of 2019 Awards.” We announced another exciting collaboration with Warner Bros. Consumer Products to create a Vera Bradley + Harry Potter back-to-campus and dorm line which will launch in summer 2020. These collaborations increase our brand visibility among new customer groups and provide momentum for growth.

•	We expanded our customization programs, where customers can design their own bag by mixing patterns and solids along with creating embroidered personalization both outside and inside.

On the Distribution front:

•
We continued to strengthen and rationalize our store base. We opened six new factory stores, relocated and expanded three of our top factory stores, and closed 11 underperforming full-line stores, ending the fiscal year with 88 full-line stores and 63 factory locations.

•	Our customer service model and newly-implemented voice of the customer initiative continued to drive industry-leading customer satisfaction scores.

•	Our Annual Outlet Sale gathered nearly 43,000 brand loyalists and generated sales of over $6 million during the five-day event, highlighting our strong customer community.

•	We conducted several limited-duration Online Outlet flash sales, allowing us to sell clearance merchandise in a more discreet manner.

In the Marketing area:

•
We completed the insourcing of our customer data science team, added to our business analytics group, and completed the rollout of our new customer data platform. The insights gained from our robust data now allow us to adjust our marketing mix and approach on a real-time basis. Consequently, we experienced a year-over-year increase in new customers of over 10%.

•	Our Digital First strategy, focused on targeted digital efforts, increased brand awareness, with total impressions up more than 170% to over 5.7 billion for the year.

•	Increased brand collaborations and influencer engagement show the strength and relevance of our brand and generated tremendous media buzz.

•
Vera Bradley won the 2019 Outlet Retail Chain Best Marketing Program Award at the International Council of Shopping Center (ICSC) Deal Making Conference. Vera Bradley was among 84 outlet chains nominated for this prestigious industry award.

•
Under the umbrella of VB Cares, we reinforced our position as a total stakeholder-focused and socially-conscious organization and continued to strengthen our community support and charitable initiatives that are meaningful to our customers and that make a significant impact on those in need, particularly women and children. Efforts included our national “Blessings in a Backpack” program and supporting the raising of $2.1 million for the Vera Bradley Foundation for Breast Cancer.

For Pura Vida:

•	Pura Vida had a terrific revenue year, with sales up more than 50% over the prior year.

•
Pura Vida continued to experiment with and introduce new designs in their signature cord bracelets and jewelry, as well as introducing new trends including their mood ring and bracelet, enameled daisy collection, semi-precious stone charms, stone hoops, and engravable collection.

•	Charity bracelets continued to be a big draw, with Pura Vida reaching over $2.0 million in lifetime charitable contributions.

•
Pura Vida’s social media engagement is strong. They remain one of the most highly-engaged brands in the accessories space, surpassing the 1.9 million mark of followers on Instagram and consistently listed as one of the most, if not the most, engaged jewelry brands on Instagram.

•	Pura Vida continued to rank at the top of the industry for their net promoter and customer satisfaction scores.

“I am so proud of our team - their talent, teamwork, tenacity, and accomplishment thus far over the course of Vision 20/20. We have restored the Company to a healthy foundation, returned to growth, and further strengthened our special culture. We have an exciting future and are ready to tackle Fiscal 2021.”

Looking Ahead: Vision 20/20 - Year Three

“Fiscal 2021 promises to be an exciting but challenging year as we complete our three-year journey,” Wallstrom concluded. “Our goal is to build upon the progress of the last two years, focusing on robust growth and sustainable health.

“Robust growth will be driven by enhanced brand and customer engagement and continued product innovation. Our brand health will be further strengthened by a focus on operational excellence and enhancing our already strong and unique culture.

“However, the uncertainties in the global environment, particularly surrounding Coronavirus (“COVID-19”) and its potential supply chain and revenue implications, make our Fiscal 2021 financial performance difficult to predict. As a result, we are only providing guidance for the full year, which does not reflect any future ramifications from COVID-19. We will not be providing quarterly guidance until we have more clarity on the situation. This situation will not impact our long-term strategy and initiatives.”

Non-GAAP Numbers

The current year non-GAAP fourth quarter and fiscal year income statement numbers referenced below exclude the previously disclosed Pura Vida acquisition-related net charges (including transaction costs, inventory step-up amortization, intangible asset amortization, and an adjustment to reduce the earn-out liability), incremental stock compensation expense and Pura Vida transaction bonuses, and information technology re-platforming charges. The current year income statement numbers for the fourth quarter and fiscal year discussed below include the additional activity related to Pura Vida.

Fourth Quarter Details

Current year fourth quarter Vera Bradley Direct segment revenues totaled $103.6 million, a 5.7% increase over $98.0 million in the prior year fourth quarter. Comparable sales increased 2.4% for the quarter (reflecting a 0.2% decrease in comparable store sales and an 8.7% increase in e-commerce sales). The Company closed 11 full-line stores and opened six factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $17.8 million, an 11.6% decrease from $20.2 million in the prior year fourth quarter. The reduction was primarily due to a reduction in orders and in the number department store accounts.

Pura Vida segment revenues totaled $35.5 million.

Fourth quarter consolidated gross profit totaled $86.1 million, or 54.9% of net revenues. On a non-GAAP basis, excluding the Pura Vida inventory step-up amortization, gross profit totaled $87.2 million, or 55.6% of net revenues, compared to $67.1 million, or 56.8% of net revenues, in the prior year fourth quarter. Pura Vida had no impact on the current year fourth quarter non-GAAP gross profit percentage. The non-GAAP gross profit percentage was below the guidance range of 57.5% to 57.8% primarily due to higher customer spend during promotional and clearance periods and incremental shipping costs.

Consolidated SG&A expense totaled $69.0 million, or 43.9% of net revenues, for the quarter. On a non-GAAP basis, excluding the Pura Vida intangible asset amortization, incremental stock compensation and Pura Vida transaction bonuses, information technology re-platforming charges, and an adjustment to reduce the earn-out liability, consolidated SG&A expense totaled $67.2 million, or 42.8% of net revenues for the quarter, compared to $55.6 million, or 47.1% of net revenues, in the prior year fourth quarter. These non-GAAP expenses were within the guidance range of $66.0 to $67.5 million. Pura Vida added a total of $16.8 million of SG&A expenses, including the aforementioned intangible asset amortization. SG&A expenses were higher than the prior year due to these Pura Vida expenses.

The Company’s fourth quarter consolidated operating income totaled $17.2 million, or 11.0% of net revenues, compared to $11.7 million, or 9.9% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, excluding the previously disclosed net charges (intangible asset amortization, incremental stock compensation and Pura Vida transaction bonuses, information technology re-platforming charges, inventory step-up amortization, and an adjustment to reduce the earn-out liability), current year consolidated operating income totaled $20.1 million, or 12.8% of net revenues.

By segment:

•
Vera Bradley Direct fourth quarter operating income was $23.3 million, or 22.5% of Direct net revenues, compared to $24.0 million, or 24.5% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the information technology re-platforming charges and incremental stock compensation, current year Direct operating income totaled $24.2 million, or 23.4% of Direct net revenues.

•
Vera Bradley Indirect fourth quarter operating income was $6.9 million, or 38.6% of Indirect net revenues, compared to $7.3 million, or 36.3% of Indirect net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the incremental stock compensation, current year Indirect operating income totaled $7.0 million, or 39.2% of Indirect net revenues.

•
Pura Vida’s current year fourth quarter operating income was $1.8 million, or 5.2% of Pura Vida net revenues. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (intangible asset amortization and inventory step-up amortization), Pura Vida’s operating income was $5.4 million, or 15.1% of Pura Vida net revenues, for the current year.

Details for the Fiscal Year

Vera Bradley Direct segment revenues for the current fiscal year totaled $347.5 million, a 5.9% increase from $328.0 million in the prior year. Comparable sales increased 3.4% for the year (reflecting a 2.0% increase in comparable store sales and a 7.4% increase in e-commerce sales). Full-price selling in the Company’s full-line stores and on verabradley.com increased by approximately 3.0% for the year.

Vera Bradley Indirect segment revenues for the fiscal year totaled $81.8 million, a 7.1% decrease from $88.1 million in the prior year, reflecting a reduction in orders and in the number of department store accounts.

Pura Vida segment revenues totaled $65.9 million for the partial year.

Consolidated gross profit for the fiscal year totaled $271.8 million, or 54.9% of net revenues. On a non-GAAP basis, excluding the inventory step-up amortization, gross profit for the fiscal year totaled $280.1 million, or 56.6% of net revenues, compared to $238.6 million, or 57.3% of net revenues, in the prior year. The inclusion of Pura Vida benefited the current year non-GAAP gross profit percentage by approximately 40 basis points. The non-GAAP gross profit percentage was below the guidance range of 57.3% to 57.4% due to higher customer spend during promotional and clearance periods in the fourth quarter and incremental shipping costs.

For the fiscal year, consolidated SG&A expense totaled $253.4 million, or 51.2% of net revenues. On a non-GAAP basis, excluding the Pura Vida acquisition-related net charges (including intangible asset amortization, transaction costs, and an adjustment to reduce the earn-out liability), information technology re-platforming charges, and incremental stock compensation and Pura Vida transaction bonuses, SG&A expense totaled $242.4 million, or 49.0% of net revenues, in the current year, compared to $212.0 million, or 50.9% of net revenues, in the prior year. These non-GAAP expenses were within the guidance range of $241.0 to $243.0 million. Pura Vida added a total of $33.5 million of SG&A expenses, including the aforementioned intangible asset amortization. SG&A expenses were higher than the prior year primarily due to these Pura Vida expenses.

For the fiscal year, the Company’s consolidated operating income totaled $19.5 million, or 3.9% of net revenues, compared to $27.1 million, or 6.5% of net revenues, in the prior year. On a non-GAAP basis, excluding the previously disclosed net charges (inventory step-up amortization, intangible asset amortization, transaction costs, information technology re-platforming charges, incremental stock compensation and Pura Vida transaction bonuses, and an adjustment to reduce the earn-out liability), the Company’s consolidated operating income was $38.8 million, or 7.8% of net revenues, in the current year.

By segment:

•
Vera Bradley Direct operating income was $68.5 million, or 19.7% of net revenues, compared to $67.9 million, or 20.7% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the information technology re-platforming charges and incremental stock compensation, current year Direct operating income was $70.5 million, or 20.3% of Direct net revenues.

•
Vera Bradley Indirect operating income was $31.1 million, or 38.0% of Indirect net revenues, compared to $34.5 million, or 39.2% of net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the incremental stock-based compensation, current year Indirect operating income totaled $31.2 million, or 38.1% of Indirect net revenues.

•
Pura Vida’s operating loss was ($3.2) million, or (4.8%) of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization) Pura Vida’s operating income was $10.5 million, or 15.9% of Pura Vida net revenues, for the current year.

Balance Sheet

Net capital spending for the fiscal year totaled $13.3 million, in line with expectations.

During the fourth quarter, the Company repurchased approximately $2.3 million of its common stock (approximately 206,000 shares at an average price of $11.02), bringing the total repurchased during Fiscal 2020 to $11.3 million (approximately 1.1 million shares at an average price of $10.52). At fiscal year end, the Company had approximately $35.8 million remaining under its $50 million share repurchase authorization.

Cash, cash equivalents, and investments as of February 1, 2020 totaled $73.8 million compared to $156.6 million at the prior fiscal year end. The reduction from the prior year primarily is related to the July 2019 acquisition of Pura Vida for approximately $75 million of cash. The Company had no debt outstanding at quarter end.

Total fiscal year-end inventory was $123.6 million, which includes $17.1 million of inventory related to Pura Vida. Inventory was $91.6 million at last fiscal year end. The inventory level was modestly lower than management’s guidance range of $125 to $135 million.

Fiscal 2021 Outlook

All forward-looking guidance numbers referenced below are non-GAAP and include expected Pura Vida performance. Prior year numbers include Pura Vida after the July 16, 2019 acquisition date. The prior year gross profit, SG&A, and earnings per diluted share numbers exclude the previously disclosed net charges related to the acquisition of Pura Vida (including inventory step-up amortization, intangible asset amortization, transaction costs, and an adjustment to reduce the earn-out liability), information technology systems re-platforming charges, and incremental stock compensation and Pura Vida transaction bonuses. Current year guidance excludes any similar charges. Current year guidance also excludes any potential future impact from the Coronavirus.

For Fiscal 2021, the Company’s expectations are as follows:

•	Consolidated net revenues of $555 to $585 million, which includes estimated Pura Vida revenues of $125 to $135 million. Net revenues totaled $495.2 million in Fiscal 2020.

•
A consolidated gross profit percentage of 56.7% to 56.9% compared to 56.6% in Fiscal 2020. The increase in rate should be driven by improvement in sourcing and operational efficiencies as well as the inclusion of Pura Vida.

•	Consolidated SG&A expense of $269 to $280 million compared to $242.4 million in Fiscal 2020, reflecting the inclusion of $52 to $56 million of Pura Vida expenses for the full year.

•
Consolidated diluted earnings per share of $0.93 to $1.08, which includes $0.33 to $0.37 attributable to Pura Vida for the full year. Diluted earnings per share are based on diluted weighted-average shares outstanding of 33.8 million and an effective tax rate of 22.0%. Diluted earnings per share totaled $0.82 last year.

•
Net capital spending of approximately $8 to $10 million compared to $13.3 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable to Vera Bradley, Inc.; and diluted net income per share attributable to Vera Bradley, Inc., along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the fourth quarter and fiscal year is scheduled for today, Wednesday, March 11, 2020, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 458-4121, and enter the access code 2163909. A replay will be available shortly after the conclusion of the call and remain available through March 25, 2020. To access the recording, listeners should dial (844) 512-2921, and enter the access code 2163909.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace. Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement.  The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

In July 2019, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

The Company has three reportable segments in which it sells its products: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,200 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; or business disruption caused by COVID-19. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 2, 2019.

We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	February 1, 2020	February 2, 2019
Assets
Current assets:
Cash and cash equivalents	$49,917	$113,493
Short-term investments	8,977	19,381
Accounts receivable, net	24,290	15,604
Inventories	123,606	91,581
Income taxes receivable	1,043	809
Prepaid expenses and other current assets	10,956	11,600
Total current assets	218,789	252,468
Operating right-of-use assets	114,790	—
Property, plant, and equipment, net	73,027	77,951
Intangible assets, net	56,305	—
Goodwill	44,254	—
Long-term investments	14,912	23,735
Deferred income taxes	7,656	6,724
Other assets	5,328	1,270
Total assets	$535,061	$362,148
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,235	$14,595
Accrued employment costs	11,412	13,316
Short-term operating lease liabilities	21,347	—
Earn-out liability	18,448	—
Other accrued liabilities	13,850	13,482
Income taxes payable	2,113	2,163
Total current liabilities	87,405	43,556
Long-term operating lease liabilities	113,775	—
Other long-term liabilities	62	23,889
Total liabilities	201,242	67,445
Redeemable noncontrolling interest	30,049	—
Shareholders’ equity:
Additional paid-in capital	100,357	95,572
Retained earnings	307,414	291,994
Accumulated other comprehensive income (loss)	158	(24)
Treasury stock	(104,159)	(92,839)
Total shareholders’ equity of Vera Bradley, Inc.	303,770	294,703
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$535,061	$362,148

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net revenues	$156,923	$118,193	$495,212	$416,097
Cost of sales	70,793	51,114	223,411	177,510
Gross profit	86,130	67,079	271,801	238,587
Selling, general, and administrative expenses	68,960	55,643	253,425	211,984
Other income	77	218	1,098	498
Operating income	17,247	11,654	19,474	27,101
Interest income, net	(130)	(448)	(1,085)	(1,125)
Income before income taxes	17,377	12,102	20,559	28,226
Income tax expense	4,464	3,483	5,315	7,469
Net income	12,913	8,619	15,244	20,757
Less: Net income (loss) attributable to redeemable noncontrolling interest	454	—	(803)	—
Net income attributable to Vera Bradley, Inc.	$12,459	$8,619	$16,047	$20,757

Basic weighted-average shares outstanding	33,620	34,596	33,983	35,222
Diluted weighted-average shares outstanding	34,086	34,904	34,288	35,467

Basic net income per share attributable to Vera Bradley, Inc.	$0.37	$0.25	$0.47	$0.59
Diluted net income per share attributable to Vera Bradley, Inc.	$0.37	$0.25	$0.47	$0.59

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019
Cash flows from operating activities
Net income	$15,244	$20,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	18,447	16,540
Amortization of operating right-of-use assets	21,969	—
Amortization of intangible assets	5,359	—
Provision for doubtful accounts	160	184
Stock-based compensation	5,940	4,927
Deferred income taxes	(864)	(1,497)
Cash gain on investments	(188)	32
Adjustment of earn-out liability	(1,650)	—
Amortization of step-up in inventory basis	8,274	—
Other non-cash charges, net	202	512
Changes in assets and liabilities:
Accounts receivable	(1,013)	438
Inventories	(12,645)	(3,994)
Prepaid expenses and other assets	(4,477)	(100)
Accounts payable	(615)	738
Income taxes	(284)	4,933
Operating lease liabilities, net	(25,302)	—
Accrued and other liabilities	(7,933)	94
Net cash provided by operating activities	20,624	43,564
Cash flows from investing activities
Purchases of property, plant, and equipment	(13,317)	(8,148)
Purchases of investments	(18,950)	(59,461)
Proceeds from maturities and sales of investments	38,333	85,559
Cash paid for business acquisition, net of cash acquired	(76,032)	—
Proceeds from disposal of property, plant, and equipment	—	5
Net cash (used in) provided by investing activities	(69,966)	17,955
Cash flows from financing activities
Tax withholdings for equity compensation	(1,155)	(547)
Repurchase of common stock	(11,341)	(16,064)
Distributions to redeemable noncontrolling interest	(1,789)	—
Payments of debt-issuance costs	—	(160)
Net cash used in financing activities	(14,285)	(16,771)
Effect of exchange rate changes on cash and cash equivalents	51	(6)
Net (decrease) increase in cash and cash equivalents	(63,576)	44,742
Cash and cash equivalents, beginning of period	113,493	68,751
Cash and cash equivalents, end of period	$49,917	$113,493
Supplemental disclosure of cash-flow information
Cash paid for income taxes, net	$6,490	$4,035
Cash paid for interest	$119	$169
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$176	$197
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$197	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of February 1, 2020 and February 2, 2019	$559	$1,065
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$1,065	$1,183
Contingent consideration related to business acquisition	$20,098	$—

Vera Bradley, Inc.
Fourth Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended February 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$86,130	$(1,044)	[1]	$87,174
Selling, general, and administrative expenses	68,960	1,803	[2]	67,157
Operating income (loss)	17,247	(2,847)		20,094
Income (loss) before income taxes	17,377	(2,847)		20,224
Income tax expense (benefit)	4,464	(88)	[3]	4,552
Net income (loss)	12,913	(2,759)		15,672
Less: Net income (loss) attributable to redeemable noncontrolling interest	454	(880)		1,334
Net income (loss) attributable to Vera Bradley, Inc.	12,459	(1,879)		14,338
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.37	$(0.06)		$0.42

Vera Bradley Direct segment operating income (loss)	$23,333	$(864)	[4]	$24,197
Vera Bradley Indirect segment operating income (loss)	$6,884	$(108)	[5]	$6,992
Pura Vida segment operating income (loss)	$1,846	$(3,519)	[6]	$5,365
Unallocated corporate expenses	$(14,816)	$1,644	[7]	$(16,460)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $(3,452) for an adjustment to reduce the earn-out liability, $2,475 for the amortization of definite-lived intangible assets and $275 for bonuses associated with the acquisition of Pura Vida; $1,340 for incremental stock-based compensation as a result of Pura Vida performance; and $1,165 for technology-related re-platforming charges including certain professional fees and accelerated depreciation

[3]Related to the tax impact of the charges mentioned above
[4]Related to $795 for technology re-platforming charges and $69 for incremental stock-based compensation
[5]Related to incremental stock-based compensation
[6]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[7]Related to $(3,452) for an adjustment to reduce the earn-out liability; $1,163 for incremental stock-based compensation; $370 for technology re-platforming charges; and $275 for bonuses associated with the Pura Vida acquisition

Vera Bradley, Inc.
Fourth Quarter Fiscal 2019
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended February 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$67,079	$—	$67,079
Selling, general, and administrative expenses	55,643	—	55,643
Operating income	11,654	—	11,654
Income before income taxes	12,102	—	12,102
Income tax expense	3,483	—	3,483
Net income	8,619	—	8,619
Less: Net income attributable to redeemable noncontrolling interest	—	—	—
Net income attributable to Vera Bradley, Inc.	8,619	—	8,619
Diluted net income per share attributable to Vera Bradley, Inc.	$0.25	$—	$0.25

Vera Bradley Direct segment operating income	$23,995	$—	$23,995
Vera Bradley Indirect segment operating income	$7,314	$—	$7,314
Pura Vida segment operating income	$—	$—	$—
Unallocated corporate expenses	$(19,655)	$—	$(19,655)

[1]There were no Other Items identified during the fourth quarter of fiscal 2019

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended February 1, 2020
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$271,801	$(8,274)	[1]	$280,075
Selling, general, and administrative expenses	253,425	11,008	[2]	242,417
Operating income (loss)	19,474	(19,282)		38,756
Income (loss) before income taxes	20,559	(19,282)		39,841
Income tax expense (benefit)	5,315	(3,734)	[3]	9,049
Net income (loss)	15,244	(15,548)		30,792
Less: Net (loss) income attributable to redeemable noncontrolling interest	(803)	(3,409)		2,606
Net income (loss) attributable to Vera Bradley, Inc.	16,047	(12,139)		28,186
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.47	$(0.35)		$0.82

Vera Bradley Direct segment operating income (loss)	$68,505	$(2,011)	[4]	$70,516
Vera Bradley Indirect segment operating income (loss)	$31,077	$(108)	[5]	$31,185
Pura Vida segment operating income (loss)	$(3,179)	$(13,633)	[6]	$10,454
Unallocated corporate expenses	$(76,929)	$(3,530)	[7]	$(73,399)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $5,359 for the amortization of definite-lived intangible assets, $2,721 for transaction costs, $(1,649) for an adjustment to reduce the earn-out liability and $275 for bonuses associated with the acquisition of Pura Vida; $2,962 for technology-related re-platforming charges including certain professional fees and accelerated depreciation; and $1,340 for incremental stock-based compensation as a result of Pura Vida performance

[3]Related to the tax impact of the charges mentioned above
[4]Related to $1,942 for technology re-platforming charges and $69 for incremental stock-based compensation
[5]Related to incremental stock-based compensation
[6]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[7]Related to $2,721 for Pura Vida transaction costs; $(1,649) for an adjustment to reduce the earn-out liability; $1,163 for incremental stock-based compensation; $1,020 for technology re-platforming charges; and $275 for bonuses associated with the Pura Vida acquisition

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended February 2, 2019
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$238,587	$—	$238,587
Selling, general, and administrative expenses	211,984	—	211,984
Operating income	27,101	—	27,101
Income before income taxes	28,226	—	28,226
Income tax expense	7,469	—	7,469
Net income	20,757	—	20,757
Less: Net loss attributable to redeemable noncontrolling interest	—	—	—
Net income attributable to Vera Bradley, Inc.	20,757	—	20,757
Diluted net income per share attributable to Vera Bradley, Inc.	$0.59	$—	$0.59

Vera Bradley Direct segment operating income	$67,862	$—	$67,862
Vera Bradley Indirect segment operating income	$34,500	$—	$34,500
Pura Vida segment operating income	$—	$—	$—
Unallocated corporate expenses	$(75,261)	$—	$(75,261)

[1]There were no Other Items identified during fiscal 2019